EXHIBIT 99.5


                        FORM OF EXCHANGE AGENT AGREEMENT




                                                ______________, 2002


Wilmington Trust Company
Corporate Trust Administration
1100 North Market Street
Wilmington, Delaware 19890

Ladies and Gentlemen:

         Astoria Financial Corporation, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $200,000,000 aggregate principal amount of its outstanding 5.75% Senior Notes due 2012 (the "Original Notes") for an equal principal amount of its 5.75% Senior Notes due 2012, Series B, which have been registered under the Securities Act of 1933, as amended (the "Exchange Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ______________, 2002 (as the same may be amended or supplemented from time to time, the "Prospectus"), to be distributed to the holders of the Original Notes. The Original Notes and the Exchange Notes are collectively referred to herein as the "Notes." Unless the context requires otherwise, references herein to the Notes, the Original Notes, the Exchange Notes or any series of the Notes will mean the beneficial interests in the book- entry interests held by The Depository Trust Company ("DTC"). Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus or the related letter of transmittal in the form or forms to be delivered with the Prospectus to the holders of the Original Notes (the "Letter of Transmittal").

         A copy of the Prospectus is attached hereto as Exhibit A. A copy of each of the form of Letter of Transmittal (including instructions), the form of Notice of Guaranteed Delivery, the form of letter to brokers and the form of letter to clients to be used in connection with the Exchange Offer are attached hereto as Exhibit B.

         The Company hereby appoints Wilmington Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Wilmington Trust Company.

         The Exchange Offer is expected to be commenced by the Company on or about ______________, 2002. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, either the Letter of Transmittal or the Automated Tender Offer Program ("ATOP") system) is to be used by the holders of the Original Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Original Notes tendered in connection therewith.



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Wilmington Trust Company
______________, 2002                                                     Page 2.


         The Exchange Offer shall expire at 5:00 P.M., New York City time, on ______________, 2002 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the Business Day following the previously scheduled Expiration Date.

         The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Company will give you prompt oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance of Original Notes.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and in the Letter of Transmittal or as specifically set forth herein; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Original Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may, until the Expiration Date, make book-entry delivery of the Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. In every case, however, a Letter of Transmittal (or facsimile thereof) or an agent's message, property completed and duly executed or authenticated, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Letter of Transmittal must be complied with.

         3. You are to examine each of the Letters of Transmittal and certificates for Original Notes (and confirmations of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents received by you from or for holders of the Original Notes to ascertain whether:
(i) the Letters of Transmittal and any such other documents are signed and completed in accordance with instructions set forth therein and that such book-entry confirmations are in proper form and contain the information required to be set forth therein, (ii) the Original Notes have otherwise been properly tendered, (iii) the Original Notes tendered in part are tendered in denominations of $1,000 and integral multiples thereof and (iv) holders have provided their Taxpayer Identification Number or required certification. The determination of all questions as to validity, form, eligibility, acceptance and withdrawal with respect to the exchange of any Original Notes shall be made by the Company. In each case where the Letter of Transmittal or any other document has not been completed or signed in accordance with the instructions set forth in the Letter


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Wilmington Trust Company
______________, 2002                                                     Page 3.


of Transmittal, or where book-entry confirmations are not in proper form or omit certain information, or where any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4. With the approval of the President, any Executive Vice President or the Treasurer of the Company (a "Designated Officer") or any person designated by such a Designated Officer in writing (such approval, if given orally, to be confirmed in writing), you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer. You are authorized to process withdrawals to the extent permitted by the Exchange Offer.

         5. At the written request of the Company or its counsel, you shall notify tendering holders of Original Notes in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Original Notes to the persons entitled thereto, at the request and expense of the Company.

         6. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Original Notes," and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 6, Original Notes that any Designated Officer or any other person designated by any Designated Officer in writing shall approve as having been properly tendered shall be considered to be properly tendered. Such approval, if given orally, shall be confirmed in writing. Exchange Notes are to be issued in exchange for Original Notes pursuant to the Exchange Offer only (i) against deposit of the Original Notes with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and any other documents required by the Exchange Offer or (ii) in the event that the holder is a participant in the Book-Entry Transfer Facility's system, by the utilization of the Book-Entry Transfer Facility's ATOP system and receipt of any evidence required by the Exchange Offer.

         7. You shall advise the Company with respect to any Original Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Notes.

         8.       You shall accept tenders:

                           (a) in cases where the Original Notes are registered in two or more names only if signed by all named holders;

                           (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority to so act is submitted; and


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Wilmington Trust Company
______________, 2002                                                     Page 4.



                           (c) from persons other than the registered holder of Original Notes only if customary transfer requirements, including the payment of any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Original Notes when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the registrar for split-up and return any untendered Original Notes or Original Notes that have not been accepted by the Company to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Exchange Notes on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal and cause such Original Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the Original Notes tendered as promptly as practicable after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Original Notes by the Company; PROVIDED, HOWEVER, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or agent's message, with any required signature guarantees and any other required documents. Unless otherwise instructed by the Company, you shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

         10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

         11. The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given orally (and confirmed in writing) by the Company to you.

         12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).


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Wilmington Trust Company
______________, 2002                                                     Page 5.



         13. All certificates for reissued Original Notes, unaccepted Original Notes or Exchange Notes shall be forwarded (a) by first-class certified mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates; (b) by registered mail insured separately by you, protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (c) by effectuating appropriate book-entry transfer.

         14. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Original Notes submitted to you or returned by the Book-Entry Transfer Facility in connection with the ATOP system. Such Original Notes shall be delivered to the Trustee for cancellation in accordance with the Indenture.

         15. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         16.      As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Original Notes or Exchange Notes represented thereby deposited with you or issued pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

                  (c) shall not be obligated to take any legal action hereunder which might, in your reasonable judgment, subject or expose you to any expense or liability unless you shall have been furnished with indemnity reasonably satisfactory to you;

                  (d) may reasonably rely on, and be protected in acting or failing to act in reliance upon, any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any


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Wilmington Trust Company
______________, 2002                                                     Page 6.


                           information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may reasonably rely on, and shall be protected in acting or failing to act upon, the written, telephonic and oral instructions with respect to any matter relating to you acting as Exchange Agent covered by this Agreement (or supplementing or qualifying any such actions) of any Designated Officer of the Company;

                  (g) may consult with counsel satisfactory to you, including counsel for the Company, with respect to any questions relating to your duties and responsibilities, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel, PROVIDED, that you shall promptly notify the Company of any action taken or omitted by you in reliance upon such advice or opinion; and

                  (h) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Notes.

         17. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved and provided to you from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer; PROVIDED, that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Treasurer.

         18. You shall advise by facsimile transmission or telephone (promptly confirmed in writing to the Treasurer of the Company), and such other person or persons as the Company may reasonably request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested by the Company) up to and including the Expiration Date, as to the number and principal amount of Original Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons, upon oral request (promptly confirmed in writing) made from time to time on or prior to the Expiration Date, such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you


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Wilmington Trust Company
______________, 2002                                                     Page 7.


to the Company, and such person as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer, including the identity of the holders of Original Notes who have not tendered such Original Notes as of the date such request was made. You shall prepare a final list of all persons whose tenders were accepted, the number and aggregate principal amount of Original Notes tendered, the number and aggregate principal amount of Original Notes accepted and the identity of any Participating Broker-Dealers and the number and aggregate principal amount of Exchange Notes delivered to each, and deliver said list to the Company promptly after the Expiration Date.

         19. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery received by you shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be disposed of by you in accordance with your standard procedures unless otherwise instructed in writing by the Company. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the Company's written request.

         20. For services rendered as Exchange Agent hereunder, you shall be entitled to the compensation set forth on Schedule I attached hereto, plus reasonable out-of-pocket expenses and reasonable attorneys' fees and expenses, incurred in connection with your services hereunder, within thirty days following receipt by the Company of an itemized statement of such expenses and fees in reasonable detail.

         21. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the rights, duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         22. (a) The Company covenants and agrees to indemnify and hold you (which for purposes of this paragraph shall include your directors, officers and employees) harmless in your capacity as Exchange Agent hereunder from and against any and all loss, liability, cost, damage, expense or claim, including but not limited to reasonable attorneys' fees and expenses, incurred by you as a result of, arising out of or in connection with the performance by you of your duties under this Agreement or the compliance by you with the instructions set forth herein or delivered hereunder; PROVIDED, HOWEVER, that the Company shall not be liable for indemnification or otherwise, or hold you harmless, for any loss, liability, cost, damage, expense or claim to the extent arising out of your bad faith, gross negligence or willful misconduct. You shall promptly notify the Company with respect to any claim against you, but in no case shall the Company be relieved of its obligations under this indemnity with respect to any claim against you by reason of your failure to provide such notice except to the extent the Company is prejudiced by such failure. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the


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Wilmington Trust Company
______________, 2002                                                     Page 8.


Company so elects, the Company may, and upon your request the Company shall, assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as you shall not have determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

         (b) You agree that, without the prior written consent of the Company (which consent shall not unreasonably be withheld), you will not settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its directors or controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company and its directors and controlling persons from all liability arising out of such claim, action, suit or proceeding.

         23. You shall notify the Company of the amount of any transfer taxes that you have actual knowledge are payable in respect of the exchange of Original Notes.

         24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles.

         25. This Agreement shall be binding upon and inure solely to the benefit of each of the parties hereto, and its successors and assigns, and no other person shall have any rights hereunder. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Original Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         27. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         28. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.



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Wilmington Trust Company
______________, 2002                                                     Page 9.


         29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

         If to the Company:         Astoria Financial Corporation
                                    One Astoria Federal Plaza
                                    Lake Success, New York  11042
                                    Facsimile: (516) 327-7860
                                    Attention: Treasurer

         If to the Exchange Agent:  Wilmington Trust Company
                                    1100 North Market Street
                                    Wilmington, Delaware  19890
                                    Facsimile:  (302) 636-4145
                                    Attention: Corporate Trust Administration -
                                    Astoria Financial Corporation Exchange Offer

         30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 19, 20, 22 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

         31. This Agreement shall be binding and effective as of the date hereof.



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Wilmington Trust Company
______________, 2002                                                    Page 10.


         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                              ASTORIA FINANCIAL CORPORATION


                                              By:_______________________________
                                                 Monte N. Redman
                                                 Executive Vice President and
                                                    Chief Financial Officer



Accepted as of the date
first above written:

WILMINGTON TRUST COMPANY,
as Exchange Agent


By:_________________________________
   Name:
   Title:





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                                   SCHEDULE I

                                      FEES

                            WILMINGTON TRUST COMPANY
                           CORPORATE TRUST DEPARTMENT

                                SCHEDULE OF FEES
                                       FOR
                          ASTORIA FINANCIAL CORPORATION

                      5.75% SENIOR NOTES DUE 2012, SERIES B




                     [TO BE PROVIDED BY THE EXCHANGE AGENT]